Exhibit 10.6

12/28/2021

Ronnie Shields

777 Preston St.

Apt 33J

Houston, TX 77002

rvshields@comcast.net

Ronnie,

Signal Energy LLC is pleased to extend to you an offer of employment for the role of Chief Accounting Officer. The below information represents an overview of your employment offer. This is an exempt position.

Start Date:	1/17/2022

Location:	Your role will be based in the Signal Energy LLC office in Chattanooga, TN / Houston, TX or remote based on need.

Supervisor:	Robert Tabb - Chief Financial Officer robert.tabb@signalenergy.com

Base Compensation:

You will be paid SALARY.

Your starting annual salary will be $250,000.00 USD. You will be paid bi-weekly, which translates to 26 total pay periods per year (monthly pay dates are every other Friday).

As an exempt employee, you will not be eligible for overtime pay.

Bonus:

You will be eligible for an annual bonus in this position of up to 60% of your annual salary. Bonuses are based on company and individual performance.

Sign-on Bonus: You will receive a sign-on bonus of $100,000 (pre-tax) and it will be paid on the first scheduled payroll after your date of hire. In the event you make the decision to terminate your employment with Signal Energy prior to one year from hire date, a pro-rated portion of the sign-on bonus based on number of months worked may be due and payable to Signal Energy.

Additional Compensation:	Signal will provide you with 500,000 Class B/profits interest units (PIUs) in a parent entity of Signal (“Parent”), with a participation threshold equal to the initial cost basis of Oaktree’s investment in Signal, pursuant to a unit grant agreement on Parent’s customary form to be entered into upon commencement of your employment. The unit grant agreement will have customary restrictive covenants, including noncompete, non-solicit and non-hire of employees, and non-solicit of customers. Additionally, the PIUs will be subject to vesting as outlined in the unit grant agreement.

Business & Relocation Expenses:	Signal Energy will reimburse you for your reasonable business, lodging, living, travel, and transportation expenses associated with your employment and service to Signal Energy and its Subsidiaries.

Technology:	You will be provided with a Signal-issued cell phone and laptop computer.

Paid Time Off:	The Paid Time Off (P.T.O.) program gives employees flexibility in how they use their paid time off. An employee’s annual number of Paid Time Off days is determined by years of service and will be administered based on your hire date. You will be eligible for 20 days from your hire date until your next anniversary date.

Onboarding:	Your new employee onboarding session is scheduled for January 17, 2022. It will be a virtual orientation. A member of the Talent Management team will be in touch to help coordinate the details.

Benefits Overview:

Employees who work 30 hours or more per week are eligible for the benefits. You may contact the Talent Acquisition team with questions regarding benefits (talent.acquisition@signalenergy.com).

Signal Energy provides the following benefit plans for full time employees. Signal Energy reserves the right to terminate or modify any or all of these plans at any time within its sole discretion. Information booklets for the following benefits are available upon request.)

Medical Insurance:

Signal Energy offers Health and Hospitalization Coverage to salaried employees on the first of the month, following thirty (30) days of service. If the employee wishes to obtain dependent coverage, then the employee must apply and pay the cost. Eligible dependents are spouses and dependent children under the age of 26.

Signal Energy offers a Health Savings Account (HSA) and a Medical Flexible Spending Account (FSA), a Dependent Flexible Spending Account, and a Limited Use Flexible Spending Account for qualifying insurance plans. Both the HSA and FSA accounts allow you to set aside pre-tax dollars for eligible healthcare expenses.

Signal Energy offers a Wellness Program designed to help employees live a healthier lifestyle. You may earn a medical premium credit by participating in the required activities. Participation in all activities in the current year will be rewarded with the premium credit once successfully completed.

Dental Insurance:	Signal Energy offers a comprehensive dental plan through Delta Dental of Tennessee.

Vision Insurance:	Signal Energy offers a basic vision plan as well as a buy up plan through VSP.

Basic Life & AD/D Insurance:	On the first day of the month following your date of hire, you are eligible for life insurance and accidental death/dismemberment coverage at no cost to you. Employees are eligible for 1.5 times their annual basic earnings up to $300,000. The amount of life insurance doubles if loss of life results from an accident.

Voluntary Life & AD/D	Additional life insurance and accidental death/dismemberment coverage

Insurance:	is available for you, your eligible spouse, domestic partner and your eligible children. Coverage is provided through Cigna.

Disability Coverage:	Disability insurance coverage is available to you at no cost to you at the first of the month following your date of hire. Eligible employees are provided with both short- and long-term disability coverage. Coverage is provided through Cigna.

Flexible Spending Accounts:	Flexible spending accounts are available to help you save money on your taxes. These accounts allow you to take pre-tax money from your pay to cover expenses not covered under our medical plan. The Dependent Care Plan also allows you to use pre-tax earnings to pay for child care. The Limited Purpose FSA allows employees to receive reimbursements for eligible dental and vision expenses. These plans are voluntary and provide the employee with several options for additional benefits.

401(k) Retirement Savings Plan:	Signal Energy gives you the opportunity to save money for retirement through the use of a traditional 401(k) or Roth 401(k) plans. These plans are available to employees who are at least eighteen (18) years old and have completed one (1) month of employment. On the first payroll of the month after completing one (1) of month of employment, you are eligible to participate in the retirement plan. If you choose to participate in the plan, Signal will match up to 4% of your contribution, dollar for dollar each pay period, and you will immediately be 100% vested in your contribution and Signal’s match. Please see the Benefit Guide for additional information.

Drug Test & Background Check:

Signal Energy is a drug-free workplace. Passing a drug test and background check are conditions of your employment. Your offer of employment is contingent on the successful completion of these screens. All employees may be subject to a random drug screen at any time.

Upon receipt of your signed offer letter, a member of the Talent Management team will be in touch to begin scheduling and coordinating each of these actions.

E-Verify:	Signal Energy will provide the Social Security Administration (SSA) and, if necessary, the Department of Homeland Security (DHS), with information from each new employee’s Form I-9 to confirm work authorization. In order to determine whether the I-9 form documentation is valid, Signal Energy uses E-Verify’s photo screening tool to match the photograph appearing on some permanent resident and employment authorization cards with the official U.S. Citizenship and Immigration Services’ (USCIS) photograph.

Alternative Dispute Resolution Agreement & Confidentiality Agreement:

Signing an Alternative Dispute Resolution Agreement and Confidentiality Agreement is a condition of your employment.

In transitioning to Signal Energy, please ensure that you comply in full with any confidentiality obligations imposed by your former employer. In that regard, please do not bring to Signal Energy any of your former employer’s materials, documents or information, or otherwise reference or rely on any of its confidential and proprietary information in the course of your work for Signal Energy.

Employment At-Will:

Your employment with Signal Energy is at-will. This means your employment is for an indefinite period of time and is subject to termination by you or Signal Energy with or without cause, with or without notice, and at any time. Nothing in this offer letter shall be interpreted to be in conflict with or to eliminate or modify in any way the at-will employment status of Signal Energy employees.

By your signature below, you acknowledge your understanding that your employment with Signal Energy is at-will and that nothing in this offer letter is intended to constitute a contract of employment, express or implied.

Please sign and return to indicate your acceptance of this offer (along with the final form of any referenced documents).

I look forward to you joining the Signal Energy team. Sincerely,

Robert L. Tabb

Chief Financial Officer

Electronically Signed By:

Ronnie Shields

Signed on 12/28/2021